Exhibit 99.16

Nashville’s Iconic Tootsie’s World Famous Orchid Lounge is Now Serving America’s Patriotic Beer – American Rebel Light!

Nashville, TN – January 23, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Beer (americanrebelbeer.com) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel (americanrebel.com), is thrilled to announce that the iconic Nashville honky tonk Tootsie’s World Famous Orchid Lounge (tootsies.net), located on historic Broadway in downtown Nashville, has begun serving America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer– American Rebel Light. It is being served in the STAND TALL, STAND PROUD, BE LOUD “Tall Boy” 16oz can.

“Tootsie’s is part of music history and Rebel Light being served at Tootsie’s is historic for us. I’m very thankful that Steve Smith, Jonathan Scott and the team have faith in Rebel Light and we’re going to make them proud,” said American Rebel CEO Andy Ross. “Just thinking about the Opry (opry.com) stars sneaking across the alley from the Ryman Auditorium (ryman.com) to grab a drink at Tootsie’s and Tootsie keeping a cigar box full of IOUs behind the counter from where she had given drinks and food to hungry musicians and songwriters – legends like Wille Nelson, Kris Kristofferson, Faron Young, Patsy Cline and on and on. I encourage everyone to stop by Tootsie’s and see the place, enjoy the music and drink a Rebel Light while you’re there.”

“I’m thrilled that one of the most iconic and patriotic bars on Broadway, Tootsie’s, is serving American Rebel Light!” said American Rebel Beverages President Todd Porter. “This is a fantastic opportunity for us to share our American Rebel spirit with even more people who visit this legendary Nashville hotspot. Cheers to great beer and great memories!”

Hattie Louise “Tootsie” Bess, Tootsie’s owner from 1960 – 1978, was well-known for her generosity toward musicians and songwriters just starting out. Over the years she served such famous customers as Kris Kristofferson, Faron Young and Willie Nelson when they were still up-and-coming artists. Other famous early customers include Dolly Parton, Tom T. Hall, Hank Cochran, Mel Tillis, Roger Miller, Webb Pierce, Waylon Jennings, Patsy Cline and many more. Performers at the Grand Ol’ Opry would sometimes sneak across the alley and grab a drink at Tootsie’s between sets.

In 1992, local businessman Steve Smith reinvested in Tootsie’s and is credited for a large part of the revitalization of downtown Nashville. “It was significant when Tootsie’s changed hands,” said Dave Cooley, who served as a top adviser to Nashville Mayor Phil Bredesen in the early 1990s. Cooley said honky-tonks may not seem like a traditional tool to revitalize a downtown, but that’s what happened when Smith bought Tootsie’s.

“Other cities have theme parks or beaches — we have the honky-tonks on Lower Broadway to help distinguish Nashville as the global destination it has become,” said Butch Spyridon, former CEO of the Nashville Convention and Visitor’s Corp. “They authentically represent our powerful brand and — with no cover charge — they enhance our value proposition as a destination as well. Tootsie’s leads the way, but all the honky-tonks are invaluable to our current and future success.”

Smith said he is proud of the impact Tootsie’s has had on economic development downtown, but he also touted the bar for its musical legacy. The bar remains a venue where future stars take the stage and superstars stop to hang out, Smith said.

“Kris Kristofferson hung out there,” Smith said. “Harlan Howard was a great guy and used to hang out there all the time. Willie Nelson, of course.

“Sheryl Crow has been through there. Trick Pony got started in Tootsie’s. Randy Houser. Lee Brice, just to name a few, Jamey Johnson. Montgomery Gentry, I could go on and on.”

Tootsie’s was a proving ground for rising country star Tyler Farr, who said he learned the art of entertaining, not just playing music, while taking the stage there.

“I cut my teeth at Tootsie’s, and in that place is where I learned how to be an entertainer,” Farr said. “It was the foundation on which I began my career in country music. Still a place that still holds the roots.”

Today, Tootsie’s is an international destination visited by locals and tourists alike. Tootsie’s is known for having the best local musicians and as a haven for some of the world’s most popular acts. Celebrity visitors include Cher, Keith Urban, Luke Bryan, Vince Gill, Amy Grant, Brad Paisley, Chris Pratt, Post Malone, Steven Tyler, Kid Rock, John Fogerty, PINK, Jimmy Falon, Mylie Cyrus, Randy Houser, Jamey Johnson, Riley Green, Jake Owen, Jon Pardi and more.

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer (americanrebelbeer.com) is a premium domestic light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

About Tootsie’s World Famous Orchid Lounge

Located on historic Broadway in downtown Nashville, TN, the party seems to never stop when you have live musical performances daily on 3 stages with 3 bars on 3 floors paired with tasty food & drinks. Hattie Louise “Tootsie” Bess bought the lounge called “Mom’s and named it for herself. According to tradition, a painter mistakenly painted the exterior orchid purple. The color was never changed and became Tootsie’s signature color. For more information go to tootsies.net.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations.

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of the placement of product in an establishment, actual placement timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com
info@americanrebel.com